UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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PURE BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)
Richmont Corporation
John Rochon
Theodore Coburn
C. James Jensen
Thomas J. Reynolds
Dr. Martin Kassir
Jeffrey P. Bash

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STOCKHOLDER NOMINATES OPPOSITION BOARD NOMINEES
FOR ELECTION AT PURE BIOSCIENCE ANNUAL MEETING
For Immediate Release
Dallas, TX (October 31, 2011) —
Richmont Corporation, a shareholder of Pure Bioscience, Inc. (NASDAQ: PURE) announced that it has provided notice to Pure of its nomination of a slate of candidates to stand for election as Directors at Pure’s next shareholders’ meeting.
John Rochon, Chairman of Richmont said, “At last, shareholders will have a choice: new leadership, or more of the same. We are pleased to nominate six accomplished individuals who will bring to the Board many years of wide-ranging experience in multiple disciplines, and much-needed change.”
“Pure’s current Board has failed to pursue an effective strategy to successfully commercialize the silver dihydrogen citrate molecule, and over the past decade, Pure has suffered operational losses of nearly $50 million. Clearly, no logical relationship between the compensation awarded by the Board to itself and management, and the performance of the company, has existed.”
Richmont’s notice to Pure named the following six individuals as nominees to replace the entire incumbent Pure Board:
John Rochon, MBA: Has over 35 years of U.S. and international business experience as a former CFO and chairman of a Fortune 500 company, company owner, and investor. He has deep experience with businesses in a wide range of industries around the world.
Theodore Coburn, MBA: Brings 30 years of experience and success in investment banking, including leadership positions in Prudential Securities and Merrill Lynch’s capital markets group, and his own firm, in addition to his distinguished work in education reform.
C. James Jensen: Brings the knowledge gained from a 40-year career as a successful executive in financial services, real estate, publishing, marketing, and sales.
Thomas J. Reynolds, Ph.D.: Brings expertise gained from decades as a marketing and business strategy consultant to major corporations, and as a widely published researcher and university educator.
Dr. Martin Kassir, M.D.: Brings medical and scientific expertise as a double Board-certified dermatologist and internist who has practiced medicine and taught and spoken at major medical centers worldwide.

Jeffrey P. Bash: Brings the skills and judgment gained from decades as a Fellow of the Society of Actuaries and officer of the New York Life Insurance Company, as well as the perspective of a longtime Pure shareholder with extensive knowledge of the company.
Mr. Bash, one of the Board nominees, commented, “As a long-time shareholder in Pure, I know firsthand how frustrated shareholders are over Pure’s failure to achieve meaningful results year after year. I believe the current Board and management have had more than enough time to prove themselves. They need to be replaced to give Pure a fresh start.”
Richmont has retained MacKenzie Partners Inc. to assist in the solicitation of proxies for its nominees and for related services, and the law firm Baker Botts L.L.P. as its counsel for the proxy solicitation effort.
Additional Information
Richmont Corporation is a Delaware corporation based in Plano, Texas, engaged in private investment and business management services. Richmont and each of Messrs. Rochon, Coburn, Jensen, Reynolds, Kassir and Bash (the “Participants”) are anticipated to be “participants” under the rules of the Securities and Exchange Commission (“SEC”) in the solicitation of proxies for the election of their slate of nominees to Pure Bioscience’s board of directors. In connection with their intended proxy solicitation, the Participants intend to file a proxy statement with the SEC to solicit stockholders of Pure Bioscience. The Participants advise stockholders of Pure Bioscience to read their proxy statement when it becomes available, because it will contain important information. That proxy statement, when filed, and any other relevant documents, will be available without charge on the SEC’s website at www.sec.gov. In addition, the Participants in the solicitation will provide copies of the proxy statement and their other soliciting materials without charge upon request. Requests for copies should be directed to the Participants’ proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500 or via email at proxy@mackenziepartners.com. Information regarding the Participants, including their direct or indirect interests in the solicitation, by security holdings or otherwise, is contained in their Schedule 14A filed with the SEC on October 31, 2011, which is available without charge on the SEC’s website at www.sec.gov.